Exhibit 2.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO OR FROM ANY RESTRICTED JURISDICTIONS OR ANY OTHER JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

For immediate release

15 July 2015

Recommended Cash Acquisition

for

AGA Rangemaster Group plc (“AGA”)

by

Middleby UK Residential Holding Ltd (“Bidco”)

(a wholly-owned subsidiary of The Middleby Corporation (“Middleby”))

Summary

•                                The Boards of Middleby and AGA are pleased to announce the terms of a recommended cash acquisition by Bidco (a wholly-owned subsidiary of Middleby) for the entire issued and to be issued ordinary share capital of AGA to be implemented by means of the Scheme or, if Bidco so elects and the Takeover Panel consents, a Takeover Offer (the “Acquisition”).

•                                Under the terms of the Acquisition, AGA Shareholders will receive:

185 pence in cash for each AGA Share

•                                The Acquisition values the entire issued and to be issued share capital of AGA at approximately £129 million and represents a premium of approximately:

•                           77 per cent over the Closing Price of 104 pence per AGA Share on 16 June 2015, being the last Business Day prior to commencement of the Offer Period;

•                           22 per cent over the Closing Price of 152 pence per AGA Share on 14 July 2015, being the last practicable date before the date of this Announcement; and

•                           87 per cent over the average Closing Price per AGA Share over the three months immediately preceding 16 June 2015, being the last Business Day prior to commencement of the Offer Period.

•                  Middleby and AGA believe that the Acquisition recognises the quality of AGA’s businesses and its prospects and provides a compelling opportunity for AGA Shareholders to realise value from their current holdings in cash.

Reasons for the Acquisition

•                  Middleby believes the Acquisition of AGA presents an attractive opportunity to extend its global reach in the premium kitchen appliances segment. AGA’s world class brands, including AGA, Rangemaster, La Cornue and Marvel, complement Middleby’s portfolio of global brands providing a comprehensive line-up of products and technologies creating a leading position with global reach and greater scale.

•                  The Acquisition will open up new lines of distribution for AGA to expand its distribution of products outside of the United Kingdom, leveraging Middleby’s existing customer relationships, sales capabilities, marketing expertise and supply chain infrastructure. In addition, Middleby will seek to promote greater product innovation including leveraging product and technology sharing from Middleby’s existing portfolio of brands.

Acquisition Structure

•                                It is intended that the Acquisition will be implemented by means of a Court sanctioned scheme of arrangement under Part 26 of the Act.  However, Bidco reserves the right to elect (with the consent of the Takeover Panel) to implement the Acquisition by way of a Takeover Offer for the entire issued and to be issued ordinary share capital of AGA as an alternative to the Scheme. The Acquisition is conditional on, among other things, (i) the approval of AGA Shareholders at the Court Meeting and the passing of the Resolutions at the General Meeting, and (ii) the sanction of the Court.

Recommendation

•                                The AGA Directors, who have been so advised by Rothschild and Numis as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing advice to the AGA Directors, Rothschild and Numis have taken into account the commercial assessments of the AGA Directors. Accordingly, the AGA Directors intend to recommend unanimously that AGA Shareholders:

•                  vote (or procure votes) in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting; or

•                  in the event that the Acquisition is implemented by way of a Takeover Offer, accept (or procure acceptances of) the Takeover Offer.

Irrevocable undertakings and letters of intent

•                                AGA Directors: Bidco has received irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting (or in the event that the Acquisition is implemented by way of a Takeover Offer, to accept the Takeover Offer) from certain AGA Directors in respect of their own beneficial holdings of AGA Shares amounting, in aggregate, to 441,049 AGA Shares, representing approximately 0.6 per cent of the issued ordinary share capital of AGA.

•                                Major AGA Shareholders: Bidco has received non-binding letters of intent from J O Hambro Capital Management Ltd and River and Mercantile Asset Management LLP, AGA’s two largest shareholders, to vote (or procure the vote) in favour of the Scheme (or in the event that the Acquisition is implemented by way of a Takeover Offer, to accept (or procure the acceptance of) the Takeover Offer) in respect of, in aggregate, 12,794,094 AGA Shares, representing approximately 18.5 per cent of the issued ordinary share capital of AGA.

•                                Further details of these irrevocable undertakings and letters of intent are set out in Appendix II to this Announcement.

In aggregate, Bidco has received irrevocable undertakings and letters of intent in respect of 13,235,143 AGA Shares, representing approximately 19.1 per cent of the issued ordinary share capital of AGA.

Further details of the Acquisition will be contained in the Scheme Document that will be posted to AGA Shareholders as soon as practicable and, in any event, within 28 days of this Announcement.

Comments on the Acquisition

Commenting on the Acquisition, Selim Bassoul, Chairman and Chief Executive Officer of Middleby said:

“The addition of AGA’s world class brands, product range and manufacturing capability to our existing portfolio will further strengthen Middleby’s global reach and enhance our position as a leader in the premium segment for residential kitchen equipment.

This acquisition will expand Middleby’s local manufacturing platform and significantly increase our presence in the UK market.  We believe this transaction will provide meaningful growth opportunities as we leverage AGA’s existing sales, service and manufacturing capabilities with Middleby’s market expertise, product innovation and well established global distribution network.”

Commenting on the Acquisition, John Coleman, Chairman of AGA said:

“The Board of AGA has been assessing the development opportunities for the business for some time and in January 2015 appointed Rothschild to help in the process. With the major product development programmes of recent years now largely completed, the Board has sought to identify the commercial triggers that have the potential to bring more rapid growth. Middleby provides a larger scale framework including an established international structure to deliver fully on the potential of the business. The financial strength of Middleby also achieves a better balance with AGA’s pension obligations — which are large in relation to the existing business and which have become a significant constraint on the progress of the Group.”

Commenting on the Acquisition, William McGrath, Chief Executive of AGA said:

“AGA is a leading international premium consumer brands group, manufacturing and distributing some of the best known and loved kitchen appliances and interiors furnishings in the world. Our innovation and investment over recent years has created a new generation of products relevant to today’s consumer. AGA will be the European platform for Middleby and our cookers will be sold through Middleby distribution channels, which will increase growth rates in North America and in other international markets. We believe Middleby will build on our progress to date and successfully develop our iconic and unique brands for the future.”

Enquiries

Bidco and Middleby:

Timothy Fitzgerald	Tel: +1 847 429 7756

Darcy Bretz

Morgan Stanley:

(Financial Adviser to Bidco and Middleby)

Colm Donlon	Tel: +44 (0)20 7425 8000

Daniel Blank

Michael Bird

AGA:

William McGrath	Tel: +44 (0)1926 455 731

Shaun Smith

Rothschild:

(Financial Adviser to AGA)

Stuart Vincent	Tel: +44 (0)20 7280 5000

Alistair Allen

Numis:

(Financial Adviser and Broker to AGA)

Chris Wilkinson	Tel: +44 (0)20 7260 1000

Andrew Holloway

Brunswick Group:

(Communications Adviser to AGA)

Simon Sporborg	Tel: +44 (0)20 7404 5959

Nina Coad

This summary should be read in conjunction with the full text of the following Announcement and its appendices.

Appendix I contains the Conditions.

Appendix II sets out details of the Irrevocable Undertakings and Letters of Intent.

Appendix III sets out the sources and bases of certain of the financial information contained in this Announcement (including this summary).

Terms used in this Announcement (including this summary) have the meanings attributed to them in Appendix IV.

Important disclaimers (including in relation to securities law restrictions)

This Announcement is for information purposes only and is not intended to and does not constitute or form part of any offer to sell or subscribe for or any invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise.  The Acquisition will be made solely pursuant to the terms of the Scheme Document (or, if applicable, the Offer Document), which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Acquisition.  Any decision in respect of, or other response to, the Acquisition should be made only on the basis of the information contained in the Scheme Document (or, if applicable, the Offer Document).  This Announcement does not constitute a prospectus or a prospectus equivalent document.

The release, publication or distribution of this Announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe any applicable requirements.  In particular, the ability of persons who are not resident in the United Kingdom to vote their AGA Shares in respect of the Scheme at the Court Meeting, or to execute and deliver Forms of Proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located. This Announcement has been prepared for the purpose of complying with English law and the Takeover Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside the United Kingdom.

No person has been authorised to make any representations on behalf of AGA, Bidco or Middleby (or any of their respective Affiliates) concerning the Scheme or the Acquisition which are inconsistent with the statements contained herein, and any such representations, if made, may not be relied upon as having been so authorised.

Copies of this Announcement and any formal documentation relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction.

Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction and, to the fullest extent permitted by applicable law, AGA, Bidco and Middleby (and their respective Affiliates) disclaim any responsibility or liability for the violation of such restrictions by any person.

No person should construe the contents of this Announcement as legal, financial or tax advice and any interested person should consult its own advisers in connection with such matters.

Notice to US investors

The Acquisition relates to the shares of an English company that is not registered under the Exchange Act and is being made by means of a scheme of arrangement provided for under English company law.  A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules or the proxy solicitation rules under the Exchange Act.  Accordingly, the Acquisition is subject to the disclosure requirements and practices applicable in the United Kingdom to schemes of arrangement which differ from the disclosure requirements in the United States tender offer and proxy solicitation rules under the Exchange Act. Financial information included (or incorporated by reference) in this Announcement and the Scheme Document in relation to AGA has been or will have been prepared in accordance with accounting standards applicable in the United Kingdom that may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.  It may be difficult for US holders of AGA Shares to enforce their rights and any claim arising out of US federal laws, since AGA and certain Affiliates of Middleby are located in a non-US jurisdiction and some or all of their officers and directors may be resident in a non-US jurisdiction.  US holders of AGA Shares may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws.  Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgement.  If Bidco exercises its right to implement the Acquisition by way of a Takeover Offer, such offer will be made in compliance with applicable US laws and regulations.

Bidco and Middleby Financial adviser

Morgan Stanley & Co. International plc, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting as financial adviser to Bidco and Middleby and no-one else in connection with the Acquisition. In connection with such matters, Morgan Stanley, its affiliates and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to any other person for providing the protections afforded to their clients or for providing advice in relation to the Acquisition, the contents of this Announcement or any other matter referred to herein.

AGA Financial advisers

Rothschild, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting exclusively for AGA and for no one else in connection with the subject matter of this Announcement and will not be responsible to anyone other than AGA for providing the protections afforded to its clients or for providing advice in connection with the subject matter of this Announcement.

Numis, which is authorised and regulated by the Financial Conduct Authority in the United Kingdom, is acting exclusively for AGA and for no one else in connection with the subject matter of this Announcement and will not be responsible to anyone other than AGA for providing the protections afforded to its clients or for providing advice in connection with the subject matter of this Announcement.

Forward Looking Statements

This Announcement contains certain forward-looking statements with respect to the financial condition, results of operations and business of AGA and certain plans and objectives of Bidco with respect thereto.  These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts.  Forward-looking statements often use words such as ‘anticipate’, ‘target’, ‘expect’, ‘estimate’, ‘intend’, ‘plan’, ‘goal’, ‘believe’, ‘hope’, ‘aims’, ‘continue’, ‘will’, ‘may’, ‘should’, ‘would’, ‘could’ or other words of similar meaning.  These statements are based on assumptions and assessments made by AGA and/or Bidco and/or Middleby (and/or their respective Affiliates) in light of their experience and their perception of historical trends, current conditions, future developments and other factors they believe appropriate.  By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future.  The factors described in the context of such forward-looking statements in this Announcement could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements.  No assurance can be given that such expectations will prove to have been correct and persons reading this Announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this

Announcement.  None of AGA, Bidco or Middleby (nor any of their respective Affiliates) assumes any obligation to update or correct the information contained in this Announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

There are several factors which could cause actual results to differ materially from those expressed or implied in forward-looking statements.  Among such factors are changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or disposals.

None of AGA, Bidco or Middleby (nor any of their respective Affiliates, members, directors, officers, employees, advisers or persons acting on their behalf) provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward looking statements in this Announcement will actually occur.

No profit forecasts or estimates

No statement in this Announcement is intended as a profit forecast or estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per ordinary share for AGA for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per ordinary share for AGA.

Disclosure requirements of the Takeover Code

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Takeover Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Right to switch to a Takeover Offer

Bidco reserves the right to elect (with the consent of the Takeover Panel) to implement the Acquisition by way of a Takeover Offer for the entire issued and to be issued ordinary share capital of AGA as an alternative to the Scheme.  In such an event, the Takeover Offer will be implemented on the same terms (subject to appropriate amendments), so far as applicable, as those which would apply to the Scheme and subject to the amendment referred to in Appendix I to this Announcement.

Publication on Website

In accordance with Rule 26.1 of the Takeover Code, a copy of this Announcement will be made available (subject to certain restrictions relating to persons resident in Restricted Jurisdictions), free of charge, at www.agarangemaster.com/investor-relations (under the “Market Announcements” section) and www.middleby.com (under the “Investor Relations” section) by no later than 12 noon (London time) on 16 July 2015.

Neither the content of the websites nor the content of any other website accessible from hyperlinks on such websites is incorporated into, or forms part of, this Announcement.

You may request a hard copy of this Announcement (and any information incorporated into it by reference to another source) by contacting the Company Secretary of AGA during business hours on Tel: +44 (0)1926 455751 or by submitting a request in writing to the Company Secretary of AGA at Juno Drive, Leamington Spa, Warwickshire CV31 3RG. Your attention is drawn to the fact that a hard copy of this Announcement will not be sent to you unless so requested. You may also request that all future documents, announcements and information to be sent to you in relation to the Acquisition should be in hard copy form.

Electronic communications

Please be aware that addresses, electronic addresses and certain information provided by AGA Shareholders, persons with information rights and other relevant persons for the receipt of communications from AGA may be provided to Bidco during the offer period if requested under Section 4 of Appendix 4 to the Takeover Code.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO OR FROM ANY RESTRICTED JURISDICTIONS OR ANY OTHER JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

15 July 2015

Recommended Cash Acquisition

for

AGA Rangemaster Group plc (“AGA”)

by

Middleby UK Residential Holding Ltd (“Bidco”)

(a wholly-owned subsidiary of The Middleby Corporation (“Middleby”))

1.                                      Introduction

The Boards of Middleby and AGA are pleased to announce the terms of a recommended cash acquisition by Bidco (a wholly-owned subsidiary of Middleby) for the entire issued and to be issued ordinary share capital of AGA to be implemented by means of the Scheme or, if Bidco so elects and the Takeover Panel consents, a Takeover Offer.

2.                                      Summary of the terms of the Acquisition

The full terms and conditions of the Acquisition will be set out in the Scheme Document.  Under the terms of the Acquisition, which is subject to the Conditions and other terms set out in this Announcement (including Appendix I), AGA Shareholders would receive:

185 pence in cash for each AGA Share

The Acquisition values the entire issued and to be issued share capital of AGA at approximately £129 million and represents a premium of approximately:

•                                77 per cent over the Closing Price of 104 pence per AGA Share on 16 June 2015, being the last Business Day prior to commencement of the Offer Period;

•                                22 per cent over the Closing Price of 152 pence per AGA Share on 14 July 2015, being the last practicable date before this Announcement; and

•                                87 per cent over the average Closing Price per AGA Share over the three months immediately preceding 16 June 2015, being the last Business Day prior to commencement of the Offer Period.

The Scheme Shares will be acquired by Bidco fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights existing at the date of this Announcement or thereafter attaching thereto, including (without limitation) the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after the date of this Announcement in respect of the Scheme Shares.

If any dividend or other distribution in respect of Scheme Shares is declared, paid or made on or after the date of this Announcement, Bidco reserves the right to reduce the consideration payable for each Scheme Share under the terms of the Acquisition by the amount per Scheme Share of such dividend or distribution.

3.                                      Background to and reasons for the Acquisition

Middleby is an experienced acquirer of businesses having purchased over 20 companies in the past five years and has a strong record of integrating businesses successfully. Middleby is committed to enhancing its position in the United Kingdom market and this Acquisition builds on the success of Middleby’s acquisition of Lincat in 2011.

Middleby believes the Acquisition presents an attractive opportunity to continue the expansion of Middleby’s residential platform globally whilst diversifying its business mix across end markets and brands.  In particular, Middleby believes that AGA’s world class brands, including AGA, Rangemaster, La Cornue and Marvel, are complementary to Middleby’s portfolio of global brands, such as Viking and U-Line, providing a comprehensive line-up of products and technologies for residential markets across the world.

The Acquisition positions Middleby as a leading global manufacturer in the premium segment for residential kitchen equipment, a market segment that Middleby estimates to be worth over US$1 billion globally with increased presence in international markets and global scale.

Middleby believes that AGA is well positioned for growth and has the potential to deliver significant EBITDA margin improvement and aims to target bringing the EBITDA margin in-line with Middleby’s residential kitchen segment.  This improvement is expected to come from the recovery of the United Kingdom and European markets as well as from taking advantage of synergies with Middleby’s residential and commercial platforms that will result from the Acquisition. Middleby believes these benefits include:

•                  quality enhancements and design synergies from product, technology and innovation sharing, driving cost effective designs through sharing of engineering know-how;

•                  greater combined purchasing leverage of common product sub-groups/parts, including opportunities to standardise common parts alongside supply chain optimisation including improved logistics costs;

•                  opening up new lines of distribution for AGA by leveraging Middleby’s distribution infrastructure supporting global sales growth and improved service, including by leveraging Middleby’s existing customer relationships, sales capabilities, market expertise and supply chain infrastructure;

•                  sharing and implementation of manufacturing best practices to improve efficiencies and utilisation of low-cost component manufacturing capabilities;

•                  savings derived from AGA no longer being a public company; and

•                  AGA gaining access to Middleby’s technical expertise and financial strength, which will enable AGA to react more quickly to opportunities that are identified.

Middleby believes that the Acquisition will be accretive in the first full year (being the year of 2016) whilst return on invested capital is expected to reach mid-teens by 2018.

4.                                      Background to and reasons for the recommendation

AGA is a leading international premium consumer brands group which manufactures and distributes some of the best known and loved kitchen appliances and interiors furnishings in the world.

The AGA Group has a strong track record of growing and developing its range of products and has been positioning itself increasingly to take advantage of international markets. In the first half of 2015, AGA traded ahead of the prior year and anticipates progress in 2015 in line with its expectations. However, while there is a relatively broad range of brands and products for the AGA Group to promote, the scale of the AGA Group today and its current geographical penetration is constrained by the significant impact that the AGA Pension Schemes have on the AGA Group’s resources.

The AGA Pension Schemes, of which the AGA Group is sponsor, are large relative to the size of the AGA Group as a whole and are in deficit. As at 31 December 2014, the ARG Pension Scheme had assets of £867 million (excluding defined contribution funds) and reported a deficit on an IAS basis of £69 million. Over recent years, the AGA Pension Schemes have restricted the strategic options available to the AGA Group and limited management’s ability to invest in further growth opportunities. For example, the resources available to the management team to promote and develop the AGA Group’s products have been constrained and as a result, the AGA Group brands have not been grown or exploited to their fullest extent.

The relative size of the AGA Pension Schemes and deficit has also contributed to an increase in the financial risk profile of the AGA Group from a shareholder perspective.  As an independent company, the cash flow position of AGA is expected to continue to be affected by pension contribution payments which are both material relative to the profitability of the AGA Group and inherently uncertain due to fluctuations in interest rates. No dividends have been paid to shareholders for the last three years and the Board of AGA does not anticipate being able to resume dividend payments in the near term.

In this context, as previously announced AGA has, for some time, been considering a range of strategic alternatives as the Board of AGA seeks to develop the AGA Group in order to deliver more rapid growth leading to increased shareholder value. In January 2015, Rothschild was appointed to help in this process.

Those strategic alternatives include seeking a strategic partner to take a stake in the AGA Group and assist in the development of the business, potential disposal of certain non-core businesses and other options to improve the covenant of the AGA Group relative to the AGA Pension Schemes.

Whilst AGA was reviewing these options, Middleby approached the Board of AGA and put forward a proposal to acquire the entire AGA Group.  The Board of AGA believes Middleby offers a unique opportunity to combine AGA’s premium brands with those of a major international consumer and foodservice group, giving greater scale and scope of activities from which AGA’s brands and products will benefit significantly. Middleby provides a larger scale framework, including an established international structure, through which AGA’s potential can be better delivered.

AGA will be the European platform for Middleby and will be able to add Middleby products to its range including brands such as Viking. AGA cookers will be sold through Middleby distribution channels which are expected to increase growth rates for sales of the AGA Group’s products in North America and in other international markets.

Furthermore, Middleby is able to provide a significantly enhanced covenant to the ARG Pension Scheme which will, assuming the Acquisition completes, result in an improved pension settlement being put in place relative to the current deficit recovery plan which AGA has previously been able to secure as an independent company.  Details of the new pension settlement that would come into effect only on completion of the Acquisition are summarised in paragraph 10 below.

The Acquisition also provides the AGA Shareholders with the opportunity to realise their entire investment in AGA at an attractive cash price relative to the recent share price trading range during a period of uncertainty for AGA in relation to the ARG Pension Scheme’s position.

The AGA Directors believe that the Acquisition should provide all stakeholders of AGA with greater certainty than the other strategic alternatives available, taking into account the challenges facing the business that are derived from the AGA Pension Schemes.

5.                                      Recommendation

The AGA Directors, who have been so advised by Rothschild and Numis as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing advice to the AGA Directors, Rothschild and Numis have taken into account the commercial assessments of the AGA Directors.

Accordingly, the AGA Directors intend to recommend unanimously that AGA Shareholders vote (or procure votes) in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting (or in the event that the Acquisition is implemented by way of a Takeover Offer, accept (or procure acceptances of) the Takeover Offer), as the AGA Directors have irrevocably undertaken to do in respect of their own beneficial holdings of AGA Shares.

6.                                      Irrevocable Undertakings and Letters of Intent

6.1                               AGA Directors

Bidco has received irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting (or in the event that the Acquisition is implemented by way of a Takeover Offer, to accept the Takeover Offer) from certain AGA Directors in respect of their own beneficial holdings of AGA Shares amounting, in aggregate, to 441,049 AGA Shares, representing approximately 0.6 per cent of the issued ordinary share capital of AGA as at 14 July 2015, being the last practicable date before the date of this Announcement.

6.2                               Major AGA Shareholders

Bidco has received non-binding letters of intent from J O Hambro Capital Management Ltd and River and Mercantile Asset Management LLP, AGA’s two largest shareholders, to vote (or procure the vote) in favour of the Scheme (or in the event that the Acquisition is implemented by way of a Takeover Offer, to accept (or procure the acceptance of) the Takeover Offer) in respect of, in aggregate, 12,794,094 AGA Shares, representing approximately 18.5 per cent of the issued ordinary share capital of AGA as at 14 July 2015, being the last practicable date before the date of this Announcement.

In aggregate, Bidco has received irrevocable undertakings and letters of intent in respect of 13,235,143 AGA Shares, representing approximately 19.1 per cent of the issued ordinary share capital of AGA as at 14 July 2015, being the last practicable date before the date of this Announcement.

Further details of these Irrevocable Undertakings and Letters of Intent are set out in Appendix II to this Announcement.

7.                                      Information relating to Middleby and Bidco

7.1                               Middleby

Middleby is a leader in the design, manufacture, marketing, distribution, and service of a broad line of (i) cooking and warming equipment used in all types of commercial restaurants and institutional kitchens, (ii) food preparation, cooking, baking, chilling and packaging equipment for food processing operations, and (iii) premium kitchen equipment including ranges, ovens, refrigerators, ventilation and dishwashers primarily used in the residential market.

Middleby is listed on the NASDAQ National Market under the symbol “MIDD” and as at 13 July 2015, had a market capitalisation of US$6,796,119,644.

On 4 March 2015, Middleby reported the following net sales, earnings and total assets in its audited consolidated financial statements for the 12 months ended 3 January 2015:

(a)         net sales: US$1,636,538,000;

(b)         net earnings: US$193,312,000; and

(c)          total assets: US$2,066,131,000.

7.2                               Bidco

Bidco is a newly incorporated private limited company incorporated in England and Wales and an indirect wholly-owned subsidiary of Middleby, formed for the purpose of making the Acquisition. Bidco has not traded since its incorporation nor has it entered into any obligations other than in connection with the Acquisition.

8.                                      Financing the Acquisition

The consideration payable by Bidco under the terms of the Acquisition will be funded from the proceeds of a drawing under the BAML Facility Agreement that have been placed in an escrow account (the “Escrow Account”) with Bank of America, N.A., in the name of a Middleby Affiliate subject to the terms of an escrow agreement. Until such Affiliate of Middleby releases the funds to Bidco to enable it to satisfy the consideration payable by it in connection with the Acquisition (unless the Acquisition terminates or lapses in accordance with its terms and with the consent of the Takeover Panel (where necessary)) such Affiliate of Middleby must maintain enough cash in the Escrow Account to allow Bidco to satisfy the consideration payable by it in connection with the Acquisition.

Morgan Stanley & Co. International plc, as financial adviser to Bidco, is satisfied that sufficient financial resources are available to Bidco to enable it to satisfy in full the cash consideration payable under the terms of the Acquisition.

9.                                      AGA Share Plan

The Acquisition will extend to any AGA Shares unconditionally allotted or issued on or prior to the Effective Date (or such earlier date as Bidco may, subject to the Takeover Code, decide) pursuant to the exercise of options under the AGA Share Plan. Participants in the AGA Share Plan will be written to separately and appropriate proposals will be made to them in due course.

In the event that this Acquisition is to be implemented by way of a Takeover Offer, proposals will be put to the participants in the AGA Share Plan to enable them to participate in the Takeover Offer on an equivalent basis in the event that such Takeover Offer becomes wholly unconditional.

Middleby and AGA have entered into a memorandum of understanding setting out their intentions in respect of the AGA Share Plan (the “Memorandum of Understanding”).

10.                               New Pension Settlement

AGA has several pension schemes, the main one being the AGA Rangemaster Group Pension Scheme (the “ARG Pension Scheme”).  Middleby intends that AGA will comply with its obligations in relation to all its pension schemes.

Middleby has reached an agreement with the trustee of the ARG Pension Scheme (the “Pensions Agreement”) regarding funding and investment strategies for the ARG Pension Scheme and related matters.  The Pensions Agreement will replace the existing funding and security arrangements for the ARG Pension Scheme on completion of the Acquisition.  The actuarial valuation of the ARG Pension Scheme as at 31 December 2014 will then be completed on an agreed basis and will show that, on that valuation date, the scheme’s assets were £877 million (including defined contribution funds of £10 million) compared with technical provisions for statutory funding purposes of £961 million, a shortfall of £84 million.  Under the Pensions Agreement, this shortfall is to be addressed by a recovery plan requiring deficit contributions payable by AGA of £10 million shortly after completion of the Acquisition, a further £10 million by 15 January 2016, and up to £2.5 million per annum during the six years after the third anniversary of the Acquisition.  The two contributions of £10 million referred to above will be funded by Middleby.

The Pensions Agreement includes two guarantees to be given by Middleby Marshall Inc. (“MMI”) in favour of the ARG Pension Scheme with effect from completion of the Acquisition.  The first (the “Unconditional Pensions Guarantee”) is a guarantee of AGA’s obligations to the ARG Pension Scheme subject to a cap of £60 million.  The second (the “Conditional Pensions Guarantee”) is a supplementary guarantee of AGA’s obligations to the ARG Pension Scheme under which claims are limited to the aggregate outstanding amount of deficit contributions under the ARG Pension Scheme’s schedule of contributions from time to time (after taking account of payments made under the Unconditional Pensions Guarantee) and are subject to a cap which starts at £95 million and will be (a) increased to the extent that AGA pays dividends after the Acquisition in excess of 50 per cent of AGA Group operating profits and (b) reduced by the amounts of deficit contributions paid to the ARG Pension Scheme after the Acquisition (except for the £10 million payable shortly after the Acquisition and the £10 million payable by 15 January 2016).  The Conditional Pensions Guarantee is subject to conditions, including conditions that the ARG Pension Scheme trustee abides by the long-term funding and investment strategies that have been agreed between the trustee and MMI.

The Pensions Agreement is comprised of a framework agreement between MMI and the ARG Pension Scheme trustee (the “Pensions Framework Agreement”) and other documents in agreed form that will take effect on completion of the Acquisition, including the Unconditional Pensions Guarantee and the Conditional Pensions Guarantee.

11.                               Bidco’s intentions for AGA’s management and employees

Following completion of the Acquisition, Middleby intends to work with the management and employees of AGA to grow the business, leveraging the strong brands of AGA and utilising Middleby’s industry expertise and global infrastructure. In this regard, Middleby recognises the importance of AGA’s presence in the United Kingdom and intends to maintain AGA’s manufacturing operations in the United Kingdom.

Middleby intends to form an internal team to carry out a strategic review of AGA’s business following completion of the Acquisition. In the meantime, until such review is completed, Middleby has not made any firm decisions with regards to AGA’s business.

Middleby confirms that, following completion of the Acquisition, it intends to fully observe the existing contractual and statutory employment rights of AGA’s management and employees in accordance with applicable law.

It is intended that the non-executive directors of AGA will resign as AGA Directors following the Effective Date.

12.                               Structure of the Acquisition

12.1                        Scheme

It is intended that the Acquisition will be effected by a Court sanctioned scheme of arrangement between AGA and the Scheme Shareholders under Part 26 of the Act.  The purpose of the Scheme is to provide for Bidco to become the owner of the whole of the issued and to be issued share capital of AGA.  Under the Scheme, the Acquisition is to be principally achieved by:

(a)                                 the transfer of the Scheme Shares held by Scheme Shareholders to Bidco in consideration for which the Scheme Shareholders will receive the Consideration; and

(b)                                 amendments to AGA’s Articles of Association to ensure that any AGA Shares issued after the approval of the Scheme at the Court Meeting and the Effective Date will (i) be subject to the Scheme, and (ii) automatically be acquired by Bidco.

Approval by Court Meeting and General Meeting

In order to become Effective, the Scheme requires:

(a)                                 the satisfaction (or, where applicable, waiver) of the Conditions — see paragraph 12.2;

(b)                                 the approval of a majority in number of the Scheme Shareholders who vote, representing not less than 75 per cent in value of the Scheme Shares voted, either in person or by proxy, at the Court Meeting.  At the Court Meeting, voting will be by poll and not on a show of hands and each Scheme Shareholder present in person or by proxy will be entitled to one vote for each Scheme Share held; and

(c)                                  the approval of by not less than 75 per cent of the votes cast, either in person or by proxy, of the Resolutions at the General Meeting (to be held directly after the Court Meeting) necessary in order to implement the Scheme, being amendments to AGA’s Articles of Association to ensure that any AGA Shares issued after the approval of the Scheme at the Court Meeting and the Scheme Record Time will (i) be subject to the Scheme, and (ii) automatically be acquired by Bidco.

Application to Court to sanction the Scheme

Once the approvals of the AGA Shareholders have been obtained at the Court Meeting and the General Meeting, the Scheme must be sanctioned by the Court at the Court Hearing.

The Scheme will become effective in accordance with its terms on delivery of the Scheme Court Order to Companies House. Upon the Scheme becoming Effective, it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or General Meeting, or whether they voted in favour of or against the Scheme.

Full details of the Scheme to be set out in the Scheme Document

The Scheme is subject to the satisfaction (or, where applicable, waiver) of the Conditions and the full terms and conditions to be set out in the Scheme Document.  The Scheme Document will include full details of the Scheme, together with notices of the Court Meeting and the General Meeting and the expected timetable, and will specify the action to be taken by Scheme Shareholders.

The Scheme will be governed by English law.  The Scheme will be subject to the applicable requirements of the Takeover Code, the Takeover Panel, the London Stock Exchange, the FCA and the Listing Rules.

The Scheme will contain a provision for AGA and Bidco to jointly consent, on behalf of all persons concerned, to any modification of or addition to the Scheme or to any condition that the Court may approve or impose.  AGA has been advised that the Court would be unlikely to approve any modification of, or addition to, or impose a condition to the Scheme which might be material to the interests of the Scheme Shareholders unless the Scheme Shareholders were informed of such modification, addition or condition.  It would be a matter for the Court to decide, in its discretion, whether or not a further meeting of the Scheme Shareholders should be held in these circumstances.

It is expected that the Scheme Document will be dispatched to AGA Shareholders and, for information only, to participants in the AGA Share Plan as soon as practicable and, in any event, within 28 days of the date of this Announcement.

12.2                        Conditions to the Acquisition

The Conditions are set out in full in Appendix I to this Announcement.

The Scheme is conditional, amongst other things, upon:

(a)                                 the Scheme becoming Effective by the Long Stop Date, failing which the Scheme will lapse;

(b)                                 the approval of the Scheme by a majority in number of the Scheme Shareholders, representing not less than 75 per cent in value of the Scheme Shares held by those Scheme Shareholders, present and voting, either in person or by proxy, at the Court Meeting or at any adjournment thereof on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date as may be agreed between Bidco and AGA and the Court may allow);

(c)                                  the passing of the Resolutions by the requisite majority at the General Meeting to be held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date as may be agreed between Bidco and AGA and the Court may allow); and

(d)                                 the sanction of the Scheme and the delivery of an office copy of the Scheme Court Order to Companies House.

12.3                        Scheme timetable / further information

A full anticipated timetable will be set out in the Scheme Document which will be posted as soon as reasonably practicable, and in any event, within 28 days of the date of this Announcement.  At this stage, subject to the approval and availability of the Court (which is subject to change), Bidco expects the implementation of the Acquisition to occur towards the end of the third quarter or beginning of the fourth quarter of 2015. If the Acquisition does not become Effective by the Long Stop Date, the Acquisition will lapse.

12.4                        Right to switch to a Takeover Offer

Bidco reserves the right to elect (with the consent of the Takeover Panel) to implement the Acquisition by way of a Takeover Offer for the entire issued and to be issued ordinary share capital of AGA as an alternative to the Scheme.  In such an event, the Takeover Offer will be implemented on the same terms (subject to appropriate amendments), so far as applicable, as those which would apply to the Scheme and subject to the amendment referred to in Appendix I to this Announcement.

If the Acquisition is effected by way of a Takeover Offer and such Takeover Offer becomes or is declared unconditional in all respects and sufficient acceptances are received, Bidco intends to: (i) request the London Stock Exchange to cancel trading in AGA Shares on the main market of the London Stock Exchange; and (ii) exercise its rights to apply the provisions of Chapter 3 of Part 28 of the Act to acquire compulsorily the remaining AGA Shares in respect of which the Takeover Offer has not been accepted.

13.                               De-listing and re-registration as a private limited company

13.1                        De-listing

Unless the Meetings are adjourned, the last time for dealings in, and for registration of transfers of, AGA Shares will be immediately prior to the Scheme Record Time, following which AGA Shares will be temporarily suspended from trading on the main market of the London Stock Exchange.  As at the Scheme Record Time, there may be unsettled, open trades for the sale and purchase of AGA Shares within the CREST system. The AGA Shares that are the subject of such unsettled trades will be treated under the Scheme in the same way as any other Scheme Share. Consequently, those AGA Shares will be transferred under the Scheme and the Scheme Shareholder will receive the Consideration in accordance with the terms of the Scheme. No transfers of AGA Shares will be registered after this time and, other than the registration of AGA Shares released, transferred or issued under the AGA Share Plan after the Court Hearing and prior to the Scheme becoming Effective, no AGA Shares will be issued after this time. A request will be made to the London Stock Exchange prior to the Effective Date to cancel the trading in AGA Shares on the main market of the London Stock Exchange with effect from the Effective Date or shortly thereafter.

On the Effective Date, each certificate representing a holding of AGA Shares subject to the Scheme will be cancelled. Share certificates in respect of AGA Shares will cease to be valid and every AGA Shareholder will be bound at the request of AGA to deliver up to AGA, or to any person appointed by AGA, the share certificate(s) for cancellation, or to destroy them. As from the Scheme Record Time, each holding of Scheme Shares credited to any stock account in CREST will be disabled and all Scheme Shares will be removed from CREST in due course.

13.2                        Re-registration as a private limited company

It is also intended that AGA be re-registered as a private limited company in due course following the Effective Date.

14.                               Acquisition related arrangement

Middleby and AGA entered into a confidentiality agreement on 20 October 2014 (the “Confidentiality Agreement”) pursuant to which each of Middleby and AGA have agreed to keep confidential information about the other party and not to disclose to any person (other than authorised recipients) confidential information exchanged by them unless required by law or regulation. These confidentiality obligations terminate on 20 October 2016.

15.                               Disclosure of interests in AGA

15.1                        Opening Position Disclosure

Since Middleby has no interest in relevant securities of AGA, no Opening Position Disclosure has been made under Rule 8.1(a) of the Takeover Code.

15.2                        Interests

Save for the Irrevocable Undertakings and the Letters of Intent, as at the close of business on 14 July 2015 (being the last practicable date prior to the date of this Announcement), none of (1) Bidco and Middleby or any of their respective directors or (2) so far as the board of Bidco or Middleby is aware, any person acting, or deemed to be acting, in concert with Bidco or Middleby:

(a)                                 had an interest in, or right to subscribe for, relevant securities of AGA;

(b)                                 had any short position in (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery of, relevant securities of AGA;

(c)                                  had procured an irrevocable commitment or letters of intent to accept the terms of Acquisition in respect of relevant securities of AGA; or

(d)                                 had borrowed or lent any AGA Shares.

Furthermore, save for the Irrevocable Undertakings and the Letters of Intent, no arrangement exists between (i) Bidco or Middleby or any of their respective associates, and (ii) AGA, in relation to AGA Shares.  For these purposes, an “arrangement” includes any indemnity or option arrangement, any agreement or any understanding, formal or informal, of whatever nature, relating to AGA Shares which may be an inducement to deal or refrain from dealing in such securities.

15.3                        Rule 2.10 Disclosure

In accordance with Rule 2.10 of the Takeover Code, AGA confirms that as the date of this Announcement, it has in issue and admitted to trading on the main market of the London Stock Exchange 69,264,223 ordinary shares of 46 7/8 pence each. The International Securities Identification Number (ISIN) of the AGA Shares is GB00B2QMX606.

16.                               Overseas shareholders

The distribution of this Announcement to, and the availability of the Acquisition to, persons who are not resident in the United Kingdom may be affected by the laws of their relevant jurisdiction.  Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction. AGA Shareholders who are in any doubt regarding such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay.

Further details in relation to overseas AGA Shareholders will be contained in the Scheme Document.

17.                               Documents on website

A copy of this Announcement and the following documents will, by no later than noon on 16 July 2015, be published on AGA’s website at www.agarangemaster.com/investor-relations (under the “Market Announcements” section) and Middleby’s website at www.middleby.com (under the “Investor Relations” section):

(a)                                 a copy of this Announcement;

(b)                                 the Confidentiality Agreement;

(c)                                  the Irrevocable Undertakings;

(d)                                 the Letters of Intent;

(e)                                  the Memorandum of Understanding; and

(f)                                   the Pensions Framework Agreement and the following agreed form documents entered into pursuant to the Pensions Framework Agreement:

(i)             the Unconditional Pensions Guarantee; and

(ii)          the Conditional Pensions Guarantee.

Neither the contents of the websites or any other websites accessible from hyperlinks on such websites are incorporated into, or form any part of, this Announcement.

Enquiries

Bidco and Middleby:

Timothy Fitzgerald	Tel: +1 847 429 7756

Darcy Bretz

Morgan Stanley:

(Financial Adviser to Bidco and Middleby)

Colm Donlon	Tel: +44 (0)20 7425 8000

Daniel Blank

Michael Bird

AGA:

William McGrath	Tel: +44 (0)1926 455 731

Shaun Smith

Rothschild:

(Financial Adviser to AGA)

Stuart Vincent	Tel: +44 (0)20 7280 5000

Alistair Allen

Numis:

(Financial Adviser and Broker to AGA)

Chris Wilkinson	Tel: +44 (0)20 7260 1000

Andrew Holloway

Brunswick Group:

(Communications Adviser to AGA)

Simon Sporborg	Tel: +44 (0)20 7404 5959

Nina Coad

Important disclaimers (including in relation to securities law restrictions)

This Announcement is for information purposes only and is not intended to and does not constitute or form part of any offer to sell or subscribe for or any invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise.  The Acquisition will be made solely pursuant to the terms of the Scheme Document (or, if applicable, the Offer Document), which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Acquisition.  Any decision in respect of, or other response to, the Acquisition should be made only on the basis of the information contained in the Scheme Document (or, if applicable, the Offer Document).  This Announcement does not constitute a prospectus or prospectus equivalent document.

The release, publication or distribution of this Announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe any applicable requirements.  In particular, the ability of persons who are not resident in the United Kingdom to vote their AGA Shares in respect of the Scheme at the Court Meeting, or to execute and deliver Forms of Proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located. This Announcement has been prepared for the purpose of complying with English law and the Takeover Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside the United Kingdom.

No person has been authorised to make any representations on behalf of AGA, Bidco or Middleby (or any of their respective Affiliates) concerning the Scheme or the Acquisition which are inconsistent with the statements contained herein, and any such representations, if made, may not be relied upon as having been so authorised.

Copies of this Announcement and any formal documentation relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction.

Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction and, to the fullest extent permitted by applicable law, AGA, Bidco and Middleby (and their respective Affiliates) disclaim any responsibility or liability for the violation of such restrictions by any person.

No person should construe the contents of this Announcement as legal, financial or tax advice and any interested person should consult its own advisers in connection with such matters.

Notice to US investors

The Acquisition relates to the shares of an English company that is not registered under the Exchange Act and is being made by means of a scheme of arrangement provided for under English company law.  A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules or the proxy solicitation rules under the Exchange Act.  Accordingly, the Acquisition is subject to the disclosure requirements and practices applicable in the United Kingdom to schemes of arrangement which differ from the disclosure requirements in the United States tender offer and proxy solicitation rules under the Exchange Act. Financial information included (or incorporated by reference) in this Announcement and the Scheme Document in relation to AGA has been or will have been prepared in accordance with accounting standards applicable in the United Kingdom that may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.  It may be difficult for US holders of AGA Shares to enforce their rights and any claim arising out of US federal laws, since AGA and certain Middleby’s Affiliates are located in a non-US jurisdiction and some or all of their officers and directors may be resident in a non-US jurisdiction.  US holders of AGA Shares may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws.  Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgement.  If Bidco exercises its right to implement the Acquisition by way of a Takeover Offer, such offer will be made in compliance with applicable US laws and regulations.

Bidco and Middleby Financial adviser

Morgan Stanley & Co. International plc, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting as financial adviser to Bidco and Middleby and no-one else in connection with the Acquisition. In connection with such matters, Morgan Stanley, its affiliates and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to any other person for providing the protections afforded to their clients or for providing advice in relation to the Acquisition, the contents of this Announcement or any other matter referred to herein.

AGA Financial advisers

Rothschild, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting exclusively for AGA and for no one else in connection with the subject matter of this Announcement and will not be responsible to anyone other than AGA for providing the protections afforded to its clients or for providing advice in connection with the subject matter of this Announcement.

Numis, which is authorised and regulated by the Financial Conduct Authority in the United Kingdom, is acting exclusively for AGA and for no one else in connection with the subject matter of this Announcement and will not be responsible to anyone other than AGA for providing the protections afforded to its clients or for providing advice in connection with the subject matter of this Announcement.

Forward Looking Statements

This Announcement contains certain forward-looking statements with respect to the financial condition, results of operations and business of AGA and certain plans and objectives of Bidco and Middleby (and their respective Affiliates) with respect thereto.  These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts.  Forward-looking statements often use words such as ‘anticipate’, ‘target’, ‘expect’, ‘estimate’, ‘intend’, ‘plan’, ‘goal’,

‘believe’, ‘hope’, ‘aims’, ‘continue’, ‘will’, ‘may’, ‘should’, ‘would’, ‘could’ or other words of similar meaning.  These statements are based on assumptions and assessments made by AGA and/or Bidco and/or Middleby (and/or their respective Affiliates) in light of their experience and their perception of historical trends, current conditions, future developments and other factors they believe appropriate.  By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future.  The factors described in the context of such forward-looking statements in this Announcement could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. No assurance can be given that such expectations will prove to have been correct and persons reading this Announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this Announcement.  None of AGA, Bidco or Middleby (nor any of their respective Affiliates) assumes any obligation to update or correct the information contained in this Announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

There are several factors which could cause actual results to differ materially from those expressed or implied in forward-looking statements.  Among such factors are changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or disposals.

None of AGA, Bidco or Middleby (nor any of their respective Affiliates, members, directors, officers, employees, advisers or persons acting on their behalf) provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward looking statements in this Announcement will actually occur.

No profit forecasts or estimates

No statement in this Announcement is intended as a profit forecast or estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per ordinary share for AGA for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per ordinary share for AGA.

Disclosure requirements of the Takeover Code

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Publication on Website

In accordance with Rule 26.1 of the Takeover Code, a copy of this Announcement will be made available (subject to certain restrictions relating to persons resident in Restricted Jurisdictions), free of charge, at www.agarangemaster.com/investor-relations (under the “Market Announcements” section) and www.middleby.com (under the “Investor Relations” section) by no later than 12 noon (London time) on 16 July 2015.

Neither the content of the website nor the content of any other website accessible from hyperlinks on the website is incorporated into, or forms part of, this Announcement.

You may request a hard copy of this Announcement (and any information incorporated into it by reference to another source) by contacting the Company Secretary of AGA during business hours on Tel: +44 (0)1926 455751 or by submitting a request in writing to the Company Secretary of AGA at Juno Drive, Leamington Spa, Warwickshire CV31 3RG. Your attention is drawn to the fact that a hard copy of this Announcement will not be sent to you unless so requested. You may also request that all future documents, announcements and information to be sent to you in relation to the Acquisition should be in hard copy form.

Electronic communications

Please be aware that addresses, electronic addresses and certain information provided by AGA Shareholders, persons with information rights and other relevant persons for the receipt of communications from AGA may be provided to Bidco during the offer period if requested under Section 4 of Appendix 4 to the Takeover Code.

APPENDIX I

Part A: Conditions

The Acquisition will be subject to the following conditions:

1.                                      The Scheme will be conditional upon the following having occurred prior to the Long Stop Date, or such later date as AGA and Bidco may, with the consent of the Takeover Panel, agree and (if required) the Court may allow:

(a)                                 the Scheme becoming unconditional and becoming Effective by no later than the Long Stop Date, or such later date (if any) as Bidco and AGA may, with the consent of the Panel, agree and, if required, the Court may allow;

(b)                                 the approval of the Scheme by a majority in number of the Scheme Shareholders entitled to vote and present and voting, either in person or by proxy, at the Court Meeting (or at any adjournment, postponement or reconvention of such meeting) to be held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date as may be agreed between Bidco and AGA and the Court may allow) and the votes cast at such meeting in favour of the Scheme representing 75 per cent or more of the total votes cast at such meeting;

(c)                                  all resolutions necessary to approve and implement the Scheme, as set out in the notice of the General Meeting in the Scheme Document, being duly passed by the requisite majority at the General Meeting (or at any adjournment, postponement or reconvention of that meeting) to be held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date as may be agreed between Bidco and AGA and the Court may allow) and not subsequently being revoked;

(d)                                 the sanction of the Scheme (without modification or, if agreed by Bidco and AGA, with modification) by the Court; and

(e)                                  office copies of the Scheme Court Order being delivered to Companies House.

2.                                      In addition, Bidco and AGA have agreed that the Acquisition will also be conditional upon the following Conditions, and, accordingly, the necessary actions to make the Scheme Effective, including the delivery of office copies of the Scheme Court Order to Companies House, will not be taken unless such Conditions (as amended if appropriate) have been satisfied (and continue to be satisfied pending the commencement of the Court Hearing) or waived prior to the Scheme being sanctioned by the Court:

Confirmation of absence of adverse circumstances

(a)                                  except as Publicly Announced or fairly disclosed in Disclosed Information, there being no provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider AGA Group is a party or by or to which any such member or any of its assets is or may be bound, entitled or subject, which in each case as a consequence of the Acquisition of any shares or other securities in AGA or because of a change in the control or management of AGA, would or might reasonably be expected to result in (to an extent or in a manner which is material and adverse in the context of the Acquisition or would have a material and adverse effect on the Wider AGA Group as a whole):

(i)                                     any such agreement, arrangement, licence, permit or instrument or the rights, liabilities, obligations or interests or business of any member of the Wider AGA Group thereunder, or interests or business of any such member in or with any other person, firm, company or body (or any arrangements to which any such member is a party relating to any such interests or business), being or becoming capable of being terminated, modified, amended, relinquished or adversely affected or any obligation or liability arising or any action being taken or arising thereunder;

(ii)                                  the rights, liabilities, obligations or interests of any member of the Wider AGA Group under any such agreement, arrangement, licence, permit or instrument or the interests or business of any such member in or with, any person, firm, company or body (or any arrangement or arrangements relating to any such interests or business) being terminated, adversely modified or adversely affected or any onerous obligation or liability arising or any adverse action being taken thereunder;

(iii)                               any asset, or interest in such asset, of any member of the Wider AGA Group being or falling to be disposed of or charged or ceasing to be available to any member of the Wider AGA Group or any right arising under which any such asset or interest could be required to be disposed of or charged or cease to be available to any member of the Wider AGA Group;

(iv)                              the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property, assets or interest of any member of the Wider AGA Group or any such mortgage, charge or other security (whenever created, arising or having arisen) becoming enforceable or being capable of being enforced;

(v)                                 the value of any member of the Wider AGA Group or its financial or trading position or prospects being prejudiced or adversely affected;

(vi)                              any member of the Wider AGA Group ceasing to be able to carry on business under any name which it at present uses;

(vii)                           the creation or acceleration of any liability (actual or contingent) by any member of the Wider AGA Group, other than trade creditors or other liabilities incurred in the ordinary course of business;

(viii)                        any liability of any member of the Wider AGA Group to make any severance, termination, bonus or other payment to any of its directors or other officers;

(ix)                              any requirement on any member of the Wider AGA Group to acquire, subscribe, pay up or repay any shares or other securities; or

(x)                                 any monies borrowed by or any other indebtedness (actual or contingent) of, or any grant available to any member of the Wider AGA Group, being or becoming repayable or capable of being declared repayable immediately or prior to its or their stated maturity date or repayment date, or the ability of such member of the Wider AGA Group to borrow monies or incur any indebtedness becoming or being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited, and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider AGA Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, could reasonably be expected to result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (x) of this Condition;

Other third party clearances

(b)                                  no government or governmental, quasi-governmental, supranational, statutory, regulatory, professional, environmental or investigative body, works council or employee representative body, antitrust regulator, central bank, court, trade agency, professional association, institution or any other similar body or person whatsoever in any jurisdiction (each a “Third Party”) having decided to take, institute, implement, threaten or withdraw any action, proceeding, suit, investigation, enquiry or reference, or enacted, made or proposed any statute, regulation, decision or order, or having taken any other steps, and there not continuing to be outstanding any statute, regulation or order of any Third Party, in each case which would or might reasonably be expected to (to an extent or in a manner which is material and adverse in the context of the Acquisition):

(i)                                     require, prevent or delay the divestiture, or materially alter the terms of any proposed divestiture by any member of the Wider Bidco Group or by AGA or any other member of the Wider AGA Group of all or any portion of their respective businesses, assets or properties or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own, control or manage any of their respective assets or properties or any part thereof;

(ii)                                  require, prevent or delay the divestiture by any member of the Wider Bidco Group of any shares or other securities in AGA or the Wider AGA Group;

(iii)                               impose any limitation on, or result in a delay in, the ability of any member of the Wider Bidco Group directly or indirectly to acquire or to hold or to exercise effectively any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the Wider AGA Group or the Wider Bidco Group or to exercise voting or management control over any such member;

(iv)                              otherwise materially adversely affect any or all of the business, assets, liabilities, financial or trading position, profits, operational performance or prospects of any member of the Wider Bidco Group or of any member of the Wider AGA Group;

(v)                                 make the Acquisition or its implementation by Bidco or any member of the Wider Bidco Group of any shares or other securities in, or control or management of, AGA void, illegal, and/or unenforceable under the laws of any jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, prevent, delay, impede or otherwise interfere with the implementation thereof, or require amendment or impose additional conditions or obligations with respect thereto, or otherwise challenge, or interfere with the Acquisition or its implementation by Bidco or any member of the Wider Bidco Group of any shares or other securities in, or control or management of, AGA;

(vi)                              require any member of the Wider Bidco Group or the Wider AGA Group to acquire, or to offer to acquire, any shares or other securities (or the equivalent) or interest in any member of the Wider AGA Group or the Wider Bidco Group owned by any third party (other than in the implementation of the Acquisition);

(vii)                           impose any limitation on the ability of any member of the Wider Bidco Group or the Wider AGA Group to conduct its business or integrate or co-ordinate its business, or any part of it, with the businesses or any part of the businesses of any other member of the Wider Bidco Group or the Wider AGA Group;

(viii)                        require any member of the Wider AGA Group to relinquish, terminate or amend in any way any contract to which any member of the Wider AGA Group is a party; or

(ix)                              result in any member of the Wider Bidco Group or the Wider AGA Group ceasing to be able to carry on business under any name under which it presently does so;

(c)                                   all material notifications, notices, filings or applications in connection with the Acquisition or any aspect of the Acquisition or its financing that are necessary having been made and all authorisations, orders, grants, consents, clearances, licences, confirmations, permissions and approvals which are necessary (“Authorisations”), in any jurisdiction, for and in respect of the Acquisition or any aspect of the Acquisition or its financing having been obtained in terms and in a form reasonably satisfactory to Bidco (acting reasonably) from all appropriate Third Parties and persons or bodies with whom any member of the Wider AGA Group has entered into contractual arrangements, and all such Authorisations together with all material authorisations, orders, grants, consents, clearances, licences, confirmations, permissions and approvals necessary for any member of the Wider Bidco Group to carry on its business (the “Business Authorisations”) remaining in full force and effect (where the absence of such Authorisations or Business Authorisations would be material and adverse in the context of the Acquisition) and all filings necessary for such purpose have been made and there being no notice or intimation of any intention to revoke, suspend, restrict, modify or not to renew any of the same at the time at which the

Acquisition becomes otherwise unconditional and all necessary material statutory or regulatory obligations in any jurisdiction having been complied with;

No material transactions, claims or changes in the conduct of the AGA Group

(d)                                  since 31 December 2014 and except as Publicly Announced or fairly disclosed in Disclosed Information, no member of the Wider AGA Group having:

(i)                                     save as between AGA and wholly-owned subsidiaries of AGA or for AGA Shares required to be issued or transferred out of treasury pursuant to the award of AGA Shares in the ordinary course under the AGA Share Plan, issued, agreed to issue, authorised or proposed the issue of additional shares of any class, or of securities convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities or redeemed, purchased or repaid any of its own shares or other securities or reduced or made any other change to any part of its share capital;

(ii)                                  other than to another member of the AGA Group, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise;

(iii)                               save for transactions between members of the AGA Group or pursuant to the Acquisition, merged or demerged with any body corporate or acquired or disposed of or transferred, mortgaged, charged or created any security interest over any assets or any right, title or interest in any asset (including shares or loan capital (or the equivalent thereof) in any undertaking or undertakings and further including trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, acquisition, disposal, transfer, mortgage, charge or security interest (which, in the case of any transfer, mortgage, charge or security interest, is other than in the ordinary course of business);

(iv)                              save for transactions between members of the AGA Group, made or authorised or proposed or announced an intention to propose any change in its loan capital;

(v)                                 issued, authorised, proposed the issue of or made any change in or to the terms of any debentures or (save for trade credit incurred in the ordinary course of business or for transactions between members of the AGA Group) incurred or increased any indebtedness or become or agreed to become subject to any liability (actual or contingent) other than in the ordinary course of business;

(vi)                              implemented, or authorised, proposed or announced its intention to implement, any reconstruction, amalgamation, scheme, commitment or other transaction or arrangement otherwise than in respect of the Acquisition;

(vii)                           entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or which is or could be materially restrictive on the businesses of any member of the Wider AGA Group or the Wider Bidco Group or which involves or could involve an obligation of such a nature or magnitude or which is other than in the ordinary course of business;

(viii)                        other than in respect of a member which is dormant and was solvent at the relevant time, taken any corporate action or had any legal proceedings instituted or threatened against it or petition presented or order made for its winding-up (voluntary or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed;

(ix)                              been unable or admitted in writing that it is unable to pay its debts as they fall due or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business or commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness;

(x)                                 waived or compromised any material claim otherwise than in the ordinary course of business;

(xi)                              in respect of the AGA Group, made any alteration to its memorandum or articles of association or other incorporation documents (in each case, other than an alteration in connection with the Scheme);

(xii)                           proposed, agreed to provide or modified the terms of any employee share scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Wider AGA Group or entered into or changed the terms of any contract with any director or senior executive;

(xiii)                        made or agreed or consented to any change in any material respect to:

(a)                                 the terms of the trust deeds constituting the pension scheme(s) established by any member of the Wider AGA Group for its directors, employees or their dependents;

(b)                                 the contributions payable to any such scheme(s) or to the benefits which accrue or to the pensions which are payable thereunder;

(c)                                  the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined; or

(d)                                 the basis upon which the liabilities (including pensions) of such pension schemes are funded, valued or made;

(xiv)                       entered into, implemented or authorised the entry into, any joint venture, asset or profit sharing arrangement, partnership or merger of business or corporate entities;

(xv)                          taken (or agreed or proposed to take) any action which requires, or would require, the approval of AGA Shareholders in general meeting in accordance with, or as contemplated by, Rule 21.1 of the Takeover Code; or

(xvi)                       entered into any contract, commitment, arrangement or agreement otherwise than in the ordinary course of business or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced any intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition, and, for the purposes of this Condition, the term AGA Group shall mean AGA and its wholly-owned subsidiaries;

No material adverse change

(e)                                   since 31 December 2014 and save as Publicly Announced or fairly disclosed in Disclosed Information:

(i)                                     no material adverse change or deterioration having occurred (or circumstances having arisen which would or might reasonably be expected to result in any adverse change or deterioration) in the business, assets, liabilities, financial or trading position or profits, operational performance or prospects of any member of the AGA Group;

(ii)                                  no agreement or arrangement between any member of the AGA Group and any other person has been terminated or varied in a manner which would or might reasonably be expected to have a material adverse effect on the financial position of the AGA Group taken as a whole;

(iii)                               no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider AGA Group is or may become a party (whether as a plaintiff, defendant or otherwise) and no investigation by any Third Party against or in respect of any member of the Wider AGA Group having been instituted, announced, implemented or threatened by or against or remaining outstanding in respect of any member of the Wider AGA Group;

(iv)                              no enquiry or investigation by, or complaint or reference to, any Third Party having been threatened in writing, announced, implemented or instituted by or against or remaining outstanding against or in respect of any member of the Wider AGA Group;

(v)                                 no contingent or other material liability in respect of any member of the Wider AGA Group having arisen or become apparent or increased that might reasonably be likely to adversely affect any member of the Wider AGA Group that is material in the context of the Wider AGA Group taken as a whole;

(vi)                              no amendment or termination of any joint venture or partnership to which any member of the Wider AGA Group is a party having been agreed or permitted; and

(vii)                           no steps having been taken which are likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Wider AGA Group which is necessary for the proper carrying on of its business, in each case, to an extent or in a manner which is material in the context of the Acquisition and has had, or would reasonably be expected to have, a material and adverse effect on the Wider AGA Group, taken as a whole;

(f)                                    except as Publicly Announced or fairly disclosed in Disclosed Information, Bidco not having discovered:

(i)                                     that any financial, business or other information concerning the Wider AGA Group as contained in the information publicly disclosed at any time by or on behalf of any member of the Wider AGA Group, is misleading or contains any misrepresentation of fact or omits to state a fact necessary to make that information not misleading;

(ii)                                  that any member of the Wider AGA Group is subject to any liability (actual or contingent); or

(iii)                               any information which adversely affects the import of any information disclosed to Bidco or Middleby (or their respective advisers) in the electronic data room established by AGA for the purposes of the Acquisition on or before the date of this Announcement, in each case, to an extent or in a manner which is material in the context of the Acquisition and material in the context of the Wider AGA Group, taken as a whole; and

Environmental and other issues

(g)                                   except as Publicly Announced or fairly disclosed in Disclosed Information, Bidco not having discovered that:

(i)                                     any past or present member of the Wider AGA Group has failed to comply with any or all applicable legislation or regulation, of any jurisdiction, with regard to the disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health or animal health or otherwise relating to environmental matters, or that there has otherwise been any such disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations, and wherever the same may have taken place) any of which disposal, spillage, release, discharge, leak or emission would reasonably be likely to give rise to any liability (actual or contingent) on the part of any member of the Wider AGA Group which, in each case, is material in the context of the Wider AGA Group, taken as a whole;

(ii)                                  there is, or is reasonably likely to be, for that or any other reason whatsoever, any liability (actual or contingent) of any past or present member of the Wider AGA Group to make good, repair, reinstate or clean up any property or any controlled waters now or previously owned, occupied, operated or made use of or controlled by any such past or present member of the Wider AGA Group, under any environmental legislation, regulation, notice, circular or order of any Third Party in any jurisdiction or to contribute to the cost thereof or associated therewith or indemnify any person in relation thereto which, in each case, is material in the context of the Wider AGA Group, taken as a whole;

(iii)                               any past or present member of the Wider AGA Group has not, to the extent applicable to that member, complied with the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any laws implementing the same, the UK Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act of 1977; or

(iv)                              any past or present member of the Wider AGA Group has engaged in any business with or made any investments in, or made any payments to, (a) any government, entity or individual with which US or European Union persons are prohibited from engaging in activities or doing business by US or European Union laws or regulations, including the economic sanctions administered by the United States Office of Foreign Assets Control or (b) any government, entity or individual targeted by any of the economic sanctions of the United Nations or the European Union or any of their respective member states, in each case in contravention of those laws, regulations or sanctions.

3.                                      For the purposes of these Conditions:

(a)         a Third Party shall be regarded as having “intervened” if it has decided or threatened in writing, to take, institute, or implement any action, proceeding, suit, investigation, enquiry or reference or made, proposed or enacted any statute, regulation, decision or order or taken any measures or other similar steps or required any action to be taken and “intervene” shall be construed accordingly;

(b)         “Publicly Announced” means disclosed in (i) AGA’s 2014 Annual Report, or (ii) publicly announced (by delivery of an announcement to a Regulatory Information Service) by AGA on or before the date of this Announcement;

(c)          “substantial interest” means a direct or indirect interest in 20 per cent or more of the voting or equity capital or the equivalent of an undertaking;

(d)         “Disclosed Information” means (i) this Announcement; (ii) information which is Publicly Announced; (iii) any matters fairly disclosed in the information made available to Bidco or Middleby (or their respective advisers) in the electronic data room established by AGA for the purposes of the Acquisition on or before the date of this Announcement, (iv) any other information that is fairly disclosed to Bidco or Middleby, their respective Affiliates or advisers on or before the date of this Announcement;

(e)          “Wider AGA Group” means AGA and its subsidiary undertakings, associated undertakings and any other undertakings in which AGA and such undertakings (aggregating their interests) have a substantial interest; and

(f)           “Wider Bidco Group” means Middleby and its respective subsidiary undertakings, associated undertakings and any other undertakings in which Middleby and such undertakings (aggregating their interests) have a substantial interest, excluding the AGA Group.

4.                                      The Conditions in paragraphs 2(a) to (g) (inclusive) must be fulfilled, be determined by Bidco to be or remain satisfied or (if capable of waiver) be waived prior to the commencement of the Court Hearing, failing which the Acquisition will lapse.  Bidco shall be under no obligation to waive (if capable of waiver), to determine to be or remain satisfied or treat as fulfilled any of the Conditions in paragraphs 2(a) to (g) (inclusive) as of the Long Stop Date, notwithstanding that the other Conditions may at an earlier date have been waived or fulfilled and that there are, at such earlier date, no circumstances indicating that any Condition may not be capable of fulfilment.

PART B: Certain further terms of the Scheme

1.                                      Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

2.                                      Subject to the requirements of the Takeover Panel and the Act, Bidco reserves the right in its sole discretion to waive in whole or in part all or any of the Conditions, apart from the Condition in paragraph 1 of Part A of this Appendix I, which cannot be waived.

3.                                      Bidco reserves the right to elect with the consent of the Takeover Panel (where necessary) to implement the Acquisition by way of a Takeover Offer.  In such event, the Acquisition will be implemented on substantially the same terms, subject to appropriate amendments, as those which would apply to the Acquisition. The acceptance condition would be set at 90 per cent of the shares to which the Takeover Offer relates (or such lesser percentage (being more than 50 per cent) as Bidco may decide with the consent of the Panel). Further, if sufficient acceptances of the Takeover Offer are received and/or sufficient AGA Shares are otherwise acquired, it is the intention of Bidco to apply the provisions of the Act to compulsorily acquire any outstanding AGA Shares to which such Takeover Offer relates.

4.                                      The Scheme will be governed by English law and will be subject to the jurisdiction of the English courts, to the Conditions and to the further terms set out in the Scheme Document.  The Acquisition will comply with the applicable rules and regulations of the FCA, the London Stock Exchange and the Takeover Code.

5.                                      The availability of the Acquisition to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions.  Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.

6.                                      Unless otherwise determined by Bidco or required by the Takeover Code and permitted by applicable law and regulation, the Acquisition is not being made, and will not be made, directly or indirectly, in or into any Restricted Jurisdiction or by the use of the mails of, or by any other means or instrumentality (including, without limitation, electronic mail, fax transmission, telex, telephone, internet or other forms of electronic communication) of interstate or foreign commerce of, or any facility of a national state or other securities exchange of any other Restricted Jurisdiction and will not be capable of acceptance by any such use, means, instrumentality or facility or from any Restricted Jurisdiction.

7.                                      The AGA Shares which will be acquired pursuant to the Acquisition will be acquired fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together will all rights now or hereafter attaching or accruing to them, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the date of this Announcement.

8.                                      The Acquisition shall lapse (unless otherwise agreed with the Takeover Panel) if:

(a)         in so far as the Acquisition or any matter arising from the Scheme or Acquisition constitutes a concentration with a Community dimension within the scope of the Regulation, the European Commission either initiates proceedings under Article 6(1)(c) of the Regulation or makes a referral to a competent authority of the United Kingdom under Article 9(1) of the Regulation and there is then a CMA Phase 2 Reference; or

(b)         in so far as the Acquisition or any matter arising from the Scheme or Acquisition does not constitute a concentration with a Community dimension within the scope of the Regulation, the Scheme or Acquisition or any matter arising from or relating to the Acquisition becomes subject to a CMA Phase 2 Reference, in each case, before the date of the Court Meeting.

APPENDIX II: DETAILS OF IRREVOCABLE UNDERTAKINGS AND LETTERS OF INTENT

Irrevocable undertakings to vote in favour of the resolutions relating to the Acquisition at the Court Meeting and the General Meeting, or letters of intent to vote in favour of the Scheme (or in the event that the Acquisition is implemented by way of a Takeover Offer, to accept the Takeover Offer), in respect of their own beneficial holdings (or those AGA Shares over which they have control) of AGA Shares:

1.              Irrevocable undertakings from AGA Directors

Name	Total Number of AGA Shares	Percentage of existing issued share capital of AGA
William Brendan McGrath	247,696	0.4%
Shaun Michael Smith	171,843	0.2%
John Coleman	16,510	0.0%
Jonathan Douglas Carling	5,000	0.0%
Total	441,049	0.6%

Bidco has received irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting (or in the event that the Acquisition is implemented by way of a Takeover Offer, to accept the Takeover Offer) from the AGA Directors in respect of their own beneficial holdings of AGA Shares amounting, in aggregate, to 441,049 AGA Shares, representing approximately 0.6 per cent of the issued ordinary share capital of AGA.

The irrevocable undertakings given by William Brendan McGrath and Shaun Michael Smith also extend to any AGA Shares acquired by them by virtue of the exercise of options under the AGA Share Plan.

2.              Letters of Intent from AGA Shareholders

Name	Total Number of AGA Shares	Percentage of existing issued share capital of AGA
J O Hambro Capital Management Ltd	8,100,000	11.7%
River and Mercantile Asset Management LLP (as investment manager for certain clients)	4,694,094	6.8%
Total	12,794,094	18.5%

Bidco has received non-binding letters of intent from AGA Shareholders to vote (or procure the vote) in favour of the Scheme (or in the event that the Acquisition is implemented by way of a Takeover Offer, to accept, or procure the acceptance of, the Takeover Offer) in respect of, in aggregate, 12,794,094 AGA Shares, representing approximately 18.5 per cent of the issued ordinary share capital of AGA.

APPENDIX III: SOURCES AND BASES OF INFORMATION

In this Announcement:

(a)                                 the value placed by the terms of the Acquisition on the entire issued and to be issued share capital of AGA at approximately £129 million, and other statements made by reference to the issued ordinary share capital of AGA, assumes:

(i)                         there are 69,264,223 AGA Shares in issue as at 14 July 2015 (being the last practicable day as publicly announced by AGA); and

(ii)                      that the fully diluted share capital of AGA is 69,824,095 ordinary shares (which has been calculated as the aggregate of the 69,264,223 AGA Shares in issue and the total number of share options outstanding under the schemes as at the date of this Announcement (being 559,872));

(b)                                 the market capitalisation of Middleby has been made by reference to the issued common stock of Middleby as at 13 July 2015 (being 57,327,032) and the closing share price of Middleby on 13 July 2015 (being US$119);

(c)                                  unless otherwise stated, the financial information on Middleby included in this Announcement has been extracted or derived, without material adjustment, from Middleby’s 2014 Annual Report;

(d)                                 unless otherwise stated, the financial information on AGA included in this Announcement has been extracted or derived, without material adjustment, from AGA’s 2014 Annual Report;

(e)                                  unless otherwise stated, all historic share prices quoted for AGA Shares have been sourced from the Daily Official List and represent the Closing Price for AGA Shares on the relevant dates; and

(c)                                  certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

APPENDIX IV: DEFINITIONS

In this Announcement, the following definitions apply unless the context requires otherwise:

Acquisition

the proposed acquisition by Bidco or its Affiliate of the entire issued and to be issued share capital of AGA to be implemented by means of the Scheme or, if Bidco so elects and the Takeover Panel consents, a Takeover Offer

Act	the Companies Act 2006 (UK)

Affiliate

in relation to a party, any person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the party, and for these purposes a party shall be deemed to control a person if such party possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the person, whether through the ownership of over 50 per cent of the voting securities or the right to appoint over 50 per cent of the relevant board of directors by contract or otherwise

AGA	AGA Rangemaster Group plc, a limited liability company incorporated in England and that is listed on the London Stock Exchange

AGA Directors

(a)                                 William Brendan McGrath - Chief Executive;

(b)                                 Shaun Michael Smith - Finance Director;

(c)                                  John Coleman - Chairman (Independent);

(d)                                 Jonathan Douglas Carling - Non-Executive Director (Independent);

(e)                                  Rebecca Jane Worthington - Non-Executive Director (Independent); and

(f)                                   Robert Ivell — Senior Independent Director

AGA Group	AGA, its subsidiaries and its subsidiary undertakings

AGA Pension Schemes	the ARG Pension Scheme and all other pension schemes sponsored by the AGA Group

AGA Share Plan	the Company Share Option Plan as adopted on 7 May 2010

AGA Shareholders	holders of AGA Shares

AGA Shares	the issued ordinary shares of 46 7/8 pence each in the capital of AGA

AGA’s 2014 Annual Report	AGA’s 2014 annual report for the year ended 31 December 2014

Announcement	this Announcement, including the summary and its Appendices

ARG Pension Scheme	has the meaning given to that term in paragraph 10 of this Announcement associated undertaking

has the meaning given to it in paragraph 19 of Schedule 6 to the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 (SI 2008/410) (but for this purpose ignoring paragraph 19(1)(b) of Schedule 6 to those regulations)

BAML Facility Agreement	the fifth amended and restated credit agreement dated as of 7 August 2012 between Middleby Marshall Inc., The Middleby Corporation, various financial institutions and Bank of America, N.A.

Bidco	Middleby UK Residential Holding Ltd, a private limited company incorporated in England and Wales under company number 9679266

Business Day	a day (other than Saturday, Sunday or a public holiday), on which banks in the City of London and New York are open for business generally

Closing Price	the middle market price for an AGA Share at the close of business on the day to which the price relates, derived from the Daily Official List for that day

CMA Phase 2 Reference

a reference pursuant to sections 22, 33, 45 or 62 of the Enterprise Act 2002 of the Acquisition to the chair of the Competition and Markets Authority for the constitution of a group under Schedule 4 to the Enterprise and Regulatory Reform Act 2013 (as amended)

Community	European Community

Companies House	the Registrar of Companies in England and Wales

Conditional Pensions Guarantee	has the meaning given to that term in paragraph 10 of this Announcement

Conditions	the conditions to the Acquisition which are set out in Appendix I

Confidentiality Agreement	has the meaning given to that term in paragraph 14 of this Announcement

Consideration	the cash payment of 185 pence per Scheme Share to be made pursuant to the Scheme to Scheme Shareholders

Court	the High Court of Justice in England and Wales

Court Hearing	the hearing by the Court to sanction the Scheme

Court Meeting

the meeting or meetings of Scheme Shareholders as may be convened pursuant to an order of the Court under Part 26 of the Act, for the purposes of considering and, if thought fit, approving the Scheme (with or without amendment), including any adjournment, postponement or reconvention of any such meeting, notice of which is to be contained in the Scheme Document

CREST	the relevant system (as defined in the Uncertificated Securities Regulations 2001 (SI 2001/3755)) in respect of which Euroclear UK & Ireland Limited is the Operator (as defined in those regulations)

Daily Official List	the daily official list of the London Stock Exchange

EBITDA	earnings before interest, taxes, depreciation and amortization

Effective	the Scheme having become fully effective in accordance with its terms, upon the delivery of the Scheme Court Order to Companies House

Effective Date

the date upon which:

(a)                                 the Scheme becomes Effective; or

(b)                                 if Bidco elects to implement the Acquisition by way of a Takeover Offer, the Takeover Offer becomes or is declared unconditional in all respects

Escrow Account	has the meaning given to that term in paragraph 8 of this Announcement

Exchange Act	the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder

Excluded AGA Shares	any AGA Shares which are held, directly or indirectly, by Bidco or Middleby and their respective Affiliates (if any)

Financial Conduct Authority or FCA

the Financial Conduct Authority of the UK in its capacity as the competent authority for the purpose of Part VI of FSMA and in the exercise of its functions in respect of admission to the Official List otherwise than in accordance with Part VI of FSMA

Forms of Proxy	the forms of proxy in connection with each of the Court Meeting and the General Meeting, which shall accompany the Scheme Document

FSMA	the Financial Services and Markets Act 2000 (as amended)

General Meeting	the general meeting (or any adjournment, postponement or reconvention thereof) of AGA to be convened in connection with the Scheme, notice of which is to be contained in the Scheme Document

Irrevocable Undertakings	the irrevocable undertakings to vote (or procure votes) in favour of the Acquisition from certain AGA Directors received by Bidco, details of which are set out in Appendix II

Letters of Intent	the non-binding letters of intent to vote (or procure votes) in favour of the Acquisition from certain AGA Shareholders received by Bidco, details of which are set out in Appendix II

Listing Rules	the listing rules and regulations made by the FCA under Part VI of FSMA, and contained in the UK Listing Authority’s publication of the same name (as amended from time to time)

London Stock Exchange	London Stock Exchange plc

Long Stop Date	15 January 2016, or such later date as Bidco and AGA may agree and the Takeover Panel and the Court (if required) may allow

Meetings	the Court Meeting and the General Meeting

Memorandum of Understanding	has the meaning given to that term in paragraph 9 of this Announcement

Middleby’s 2014 Annual Report	Middleby’s 2014 annual report for the year ended 3 January 2015 filed on Form 10-K with the Securities and Exchange Commission on 4 March 2015

MMI	has the meaning given to that term in paragraph 10 of this Announcement

Morgan Stanley	Morgan Stanley & Co. International plc

Numis	Numis Securities Limited

Offer Document	in the event Bidco elects to implement the Acquisition by means of a Takeover Offer, the document containing the Takeover Offer to be sent to AGA Shareholders

Offer Period	the offer period (as defined by the Takeover Code) related to AGA, which commenced on 17 June 2015

Official List	the official list of the FCA

Opening Position Disclosure	has the meaning given to it in the Takeover Code

Outstanding AGA Shares	any AGA Shares other than Excluded AGA Shares

Pensions Agreement	has the meaning given to that term in paragraph 10 of this Announcement

Pensions Framework Agreement	has the meaning given to that term in paragraph 10 of this Announcement

Regulation	Council Regulation (EC) No 139/2004

Regulatory Information Service	any information service authorised from time to time by the Financial Conduct Authority for the purposes of disseminating regulatory announcements

Relevant Date	has the meaning given to that term in paragraph 15.2 of this Announcement

Resolutions

the special resolutions to be proposed by AGA at the General Meeting in connection with, amongst other things, the approval of the Scheme, the amendment of AGA’s articles of association and such other matters as may be necessary to implement the Scheme and the delisting of the AGA shares

Restricted Jurisdictions

any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available to AGA Shareholders (or other persons with information rights) in that jurisdiction

Rothschild	N M Rothschild & Sons Limited

Scheme

the scheme of arrangement under Part 26 of the Act proposed to be entered into between AGA and the Scheme Shareholders to be described in the Scheme Document, the principal terms of which are set out in this Announcement and with or subject to any modification, addition or condition approved or imposed by the Court

Scheme Court Order	the order of the Court sanctioning the Scheme under section 899 of the Act

Scheme Document	the circular to be issued by AGA to AGA Shareholders containing, among other things, an explanatory statement of the Scheme, the Scheme and notices of the Court Meeting and the General Meeting

Scheme Record Time	6.00 p.m. (London time) on the day before the Court Hearing

Scheme Shareholders	holders of Scheme Shares

Scheme Shares

the AGA Shares in issue on the date of the Scheme Document together with any further AGA Shares (if any):

(a)                                 issued after the date of the Scheme Document and prior to the Voting Record Time; and

(b)                                 issued on or after the Voting Record Time and prior to the Scheme Record Time either on terms that the original or any subsequent holder thereof shall be bound by the Scheme or in respect of which the holder thereof shall have agreed in writing to be bound by the Scheme, other than the Excluded AGA Shares

subsidiary, subsidiary undertaking, and undertaking	shall have the meanings given to them by the Act

Takeover Code or Code	the City Code on Takeovers and Mergers

Takeover Offer

if Bidco elects to make the Acquisition by way of a takeover offer (as that term is defined in Chapter 3 of Part 28 of the Act), the offer to be made by Bidco, or an Affiliate thereof, to acquire the entire issued and to be issued share capital of AGA other than the Excluded AGA Shares including, where the context admits, any subsequent revision, variation, extension or renewal of such offer

Takeover Panel	the Panel on Takeovers and Mergers

UK Listing Authority	the FCA acting in its capacity as the competent authority for listing under Part VI of FSMA

Unconditional Pensions Guarantee	has the meaning given to that term in paragraph 10 of this Announcement

United Kingdom or UK	the United Kingdom of Great Britain and Northern Ireland

United States or US	the United States of America, its territories and possessions, any state of the United States of America, the District of Columbia and all other areas subject to its jurisdiction

US Holders	AGA Shareholders that are resident in the US

Voting Record Time

6.00 p.m. (London time) on the day which is two days prior to the date of the Court Meeting or, if the Court Meeting is adjourned, 6.00 p.m. on the day which is two days prior to the day of such adjourned meeting

£ or pounds sterling	pounds sterling, the lawful currency of the United Kingdom